1349 East Broad Street, Columbus, Ohio 43205 USA

Private and Confidential

Wednesday, February 9, 2022

Mango Moi, LLC

Amanda Cayemitte and Yapo M'Be

5036 Main Street

Skokie, IL 60077

RE: Acquisition of Mango Moi, LLC

Dear Amanda and Yapo,

Further to our recent meetings, discussions, correspondence, and preliminary due diligence activities conducted to date, we are pleased to provide this non-binding Letter of Intent (the "LOI"). The LOI outlines the principal terms and conditions on which Better For You Wellness, Inc. (the "Purchaser") is prepared to enter into a formal Purchase and Sale Agreement for all the issued and outstanding shares of Mango Moi, LLC (the "Company") on a cash-free and debt-free basis. Together, the Purchaser and Company are the Parties (the "Parties").

The primary purpose of this LOI is to provide all parties with sufficient comfort to devote further resources and time necessary to proceed to the conducting of any additional due diligence activities, the preparation of the required definitive agreements, and the execution thereof.

BACKGROUND

Given the Purchaser's understanding of the Company's business model generally, and its existing supply chain volumes, product selection, quality standards, and service levels, together with the Purchaser's assessment of the quality and scope of the Company's management, and employees, the Purchaser is interested in acquiring the operations of the Company.

1. Transaction Preconditions	The transaction contemplated by this LOI (the "Transaction") is the acquisition by the Purchaser of a 100% ownership interest in the Company on a fully diluted basis, free and clear of all encumbrances. At the time of the purchase, the Company will own substantially all of the property and assets of the Company it currently owns (including without limitation inventory, working capital accounts, equipment, premise lease, ERP system, formulas, packaging, molds; dies, parts, intellectual property, drawings, designs, other systems, software, marketing rights, customer records, customer lists, web sites and domain names, social media accounts, assignments of contracts, tax pools, the rights to the name ("Mango Moi").

The transaction will include arrangements to retire the Company's debt.

It is agreed and understood that before the Closing of the transaction (the "Closing"), including the related agreements and supporting arrangements described in this LOI, the Company's Board of Directors, and Shareholders, to the extent required as stipulated in the Company's existing Unanimous Shareholders Agreement will confirm, to the extent necessary, their collective and unanimous intent to enter the completion of this transaction.

The Closing is subject to customary terms and conditions, including, but not limited to, the following:

● Absence of any material adverse change in the Company's financial condition, prospects, or operations between the LOI acceptance date and Closing Date. The Company should make all efforts to maintain the business's capital structure as of the LOI date (based on the most recent year-to-date balance sheet) under the ordinary course of business.

● Absence of pending or threatened litigation regarding the Definitive Agreements for the Transaction or the Company.

● Delivery of all required regulatory, transfer of significant agreements, and third-party approvals and consents.
Delivery of customary closing documentation.

2. Definitive Agreements and Supporting Arrangements	As agreed, these agreements and supporting documents, collectively referred to as the "Definitive Agreements," are to be initially drafted and prepared by the Purchaser's counsel.

The Purchase and Sale Agreement and other supporting documents will reflect the terms and conditions outlined in this LOI and contain such representations, warranties, conditions, covenants, indemnities, and other provisions as are customary for a transaction of this nature.
The Purchaser, the Company Senior Management, and the Company's Shareholders will negotiate in good faith and will undertake to use reasonable efforts to execute the Definitive Agreements before or on Closing.

The suggested timelines related to selected milestones are as follows:
  LOI acceptance & execution: Friday, February 11, 2022
  Due Diligence: Within 30 days from LOI
  Definitive Agreements: Within 30 days from LOI
  Closing of Transaction: Within 45 days from Definitive Agreements LOI
  Auditing of Company: No later than 75 days from closing, Purchaser and Company shall have completed a PCAOB audit in US GAAP standards.

3. Acquisition of Company Shares	Under the transaction, the Purchaser will acquire 100% ownership interest in the Company. The Purchaser intends to commit to the purchase price and transaction structuring arrangements detailed in this LOI. This shall include all packaging, formulas and materials, Intellectual property, physical property, real property, social media, website, and domains the Company holds.

4. Transaction Structuring	It is acknowledged that the Company, its Shareholders, and the Purchaser will undertake to structure all aspects of the transactions outlined in the LOI in a manner that accommodates appropriate tax planning and other financial structuring considerations that their respective advisors may recommend. The outcome of such transaction structuring is not intended to, nor should detrimentally, impact the different transaction parties.

The Parties agree to establish the Company's Enterprise Value by adding the 2020 gross sales of $156,979.78 to the 2021 gross sales of $82,110.85 for a cumulative total of $550,000.00 (Cumulative Gross Sales) and apply a multiple of 2.5 to the Cumulative Gross Sales which for illustration purposes is $239,090.63 X 2.5 = $550,000.00.

Unless otherwise amended by the Company's Shareholders and the Purchaser, the Purchase Price on the debt-free, cash-free (Enterprise Value) on Closing will be applied by the Company (or Purchaser) as follows:

● First to retire all accrued environmental liabilities, overdue accounts payable, accrued and unpaid income tax liabilities, labor liabilities not accrued in the Company's financial statements, accrued and unpaid bonuses, deferred compensation, liabilities to shareholders, litigation liabilities, related party liabilities, capital lease obligations, outstanding bank debt, and all other indebtedness, and any interest or dividend payments (whether or not due and payable) of the Company owing through the closing date.

● Then to retire any outstanding amounts due to related parties and/or shareholders;

● Any other residual amounts to the Shareholders.

The Purchase Price consideration, assuming no adjustment at Closing for networking capital or net debt, will be structured as follows:

● At the Closing Date, $0.00 (zero dollars) in cash.

● The Vendor and Buyer agree to leave whatever dollars are in the Company Shopify or other bank account(s) to satisfy the Company's operation until the close date, and the Vendor will be responsible for all Pay be entitled to collect the Receivables. Afterward, the Buyer will be responsible for the Payables and be entitled to the Receivables.

● The Parties understand that the Company has Debt Obligations disclosed and deducted from the Enterprise Value to establish the Purchase Price. Parties understand and agree that the Purchaser will assume and continue to pay the Debt Obligation on the terms set by the Company for the Company. As such, the Purchaser will not be required to accelerate payments toward or pay in full the Debt Obligation, but instead continue to reduce the debt over time, on the terms established by the Company.

The Debt Obligations are as follows:

$35,000 Gushy Joseph

$7,000 Bank of America

$2,000 Shopify Loan

$4,000 Clearco Rev Share

$48,000 Total

Debt-free, cash-free (Enterprise Value)
A total of $550,000.00 worth of the Common Shares of the Purchaser is to be issued to the Shareholders under Section 4(a)(2) of the Securities Act of 1933 and Regulation D thereunder. To accomplish such issuance, each Shareholder may need to confirm they are an accredited investor as defined in Rule 501(a) of Regulation D.

5. Indemnification	The Purchaser and the Shareholders will establish an indemnification escrow account (the "Indemnification Escrow Account") of $0.00 to be paid from the purchase price. The proceeds of the Indemnification Escrow Account will be used to cover any breaches of representations and warranties in the Definitive Agreement by the Company before the Closing or the Shareholders. The Indemnification Escrow will be released 18 months after the closing date, less any amount subject to a pending claim.

6. Financing	The Purchaser anticipates funding the Purchase Price and Operational Costs payable in connection with the transaction through equity capital and lenders' borrowings. Purchaser's completing of the transaction is subject to it obtaining adequate financing. The Purchaser does have various alternative financing sources (including, but not limited to, access to private funding from high-net-worth individuals) readily available should such be required to complete the transaction.

7. Due Diligence Investigations	Even though the Purchaser acknowledges that it has already conducted significant due diligence activities, the proposed transaction is conditional on the Purchaser continuing to the extent necessary to be satisfied with the results of complete financial, business, legal, environmental, pension, labor, and other due diligence investigations. The parties understand that the Purchaser will conduct customary due diligence including, but not limited to, verification of all previously proposed add-backs and adjustments to previously provided financial information, collectability of accounts receivable, whole and complete review, and access to all historical, interim, budgeted and forecasted financial information and statements; satisfaction as to the continuation of critical suppliers, vendors and customers, property inspections, environmental review and lien searches and meeting with such customers, vendors and suppliers as Purchaser may determine based upon its due diligence review. Purchaser and its agents shall have full availability and cooperation from the Company, its accountants, legal counsel, and advisors. The Purchaser (at the Company's cost) may retain the services of a virtual data room (VDR) provider to assist in its collection of due diligence materials

Accordingly, the Company will, during the period from the date of LOI execution until the date the transaction closes, or the LOI is terminated:

● Allow Purchaser and its Representatives to have full access to the books and records, facilities, and personnel of the Company, and will provide the Purchaser with such other information relating to the business, assets, liabilities, and affairs of the Company, as Purchaser may reasonably request from time to time; and,

● Cause its directors, employees, accountants, and other agents and
Representatives (collectively, the "Representatives") cooperate fully with the Purchaser and its representatives in connection with its due diligence investigations. The Purchaser will be under no obligation to continue with its due diligence investigations or with negotiations regarding the Definitive Agreements if, at any time, the results of its due diligence investigations are not satisfactory to the Purchaser in its sole discretion acting reasonably.

8. Conduct of Business	During the period between the signing of this LOI and the earlier of the termination of this LOI or the execution of the Definitive Agreements, the Company and its Representatives to the extent applicable shall conduct its business only in a prudent manner in the ordinary course consistent with past practices and shall not engage in any of the following transactions without the Purchaser's prior written consent, including, but not limited to:

● Disposing of, or entering into any material agreement or understanding to dispose of or purchase any assets except in the ordinary course of business consistent with past practice;

● Entering into or modifying any current arrangement, agreement, or understanding with any employee, officer, or director concerning their compensation, benefits, severance, or similar entitlement;

● Making, paying, or declaring any dividends or other distributions of cash or assets of the Company to its shareholders or other related parties;

● Borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Company's business in a manner, and in amounts, consistent with past practices; or

● Entering into any transaction with a related party.

9. Exclusivity	None of the Shareholders, the Company, or its Representatives shall, at any time from the date hereof until the termination of this LOI or June 1, 2022, whichever is sooner, solicit, encourage, discuss, negotiate or entertain any proposals from or provide financial, operating, or any other non-public information to, any party other than the Purchaser and its Representatives concerning the share purchase agreement, product supply arrangements, and other collateral proposed contractual requirements referred to above, by any other party other than the Purchaser, any of its material assets (other than in the ordinary course of the business), in whole or in part, whether directly or indirectly, through a sale of assets or shares, a merger, amalgamation, consolidation or other similar transaction

The Shareholders, Company, and its Representatives shall immediately cease and terminate existing discussions, conversations, negotiations, and other communications with any persons currently conducted concerning any of the foregoing and notify the Purchaser regarding any contact between the Company, its Shareholders, or its Representatives, and any person regarding any such offer, proposal, or inquiry.

10. Employees	The Purchaser intends to retain current business employees to help carry on the businesses post-Closing. After completing due diligence, the Purchaser would expect to offer employment to appropriate Company employees on terms and conditions similar to those they currently hold.

The Definitive Agreements will contain standard non-competition, non-solicitation, and non-disparagement clauses relating to customers, employees, and other critical business partners. They will also require the business principals and key management personnel to execute standard non-competition and non-solicitation agreements for two years from the last day of employment.

11. Employment Agreements	The Purchaser wishes to retain Amanda Cayemitte for twelve (12) months with the right to two equal six (6) months extensions for each. Amanda Cayemitte will assist Purchaser with implementing its transition plan for the Company.

Upon closing, the Purchaser will draft the agreement entered by the Company and Amanda Cayemitte.

12. Confidentiality	The Purchaser, the Company, the Company's Shareholders, and their Representatives covenant and agree that they will not disclose the existence or terms of this LOI or the fact of its execution and delivery to any third party without the prior written consent of the other parties. Except as and to the extent required by law, unless and until the completion of the transaction or the transaction has been announced by the parties, in either case as herein contemplated, the existence and the terms and conditions of this LOI shall be kept confidential by the parties. For further certainty, the Company may disclose this LOI and any related information and details, including details of the Definitive Documents (collectively, "Permitted Disclosures"), to its shareholders and debtholders, which may disclose the Permitted Disclosures to their limited partners, general partners, advisors, and other representatives, in each case provided such receiving parties are bound by similar confidentiality provisions concerning the Company.

Though the parties acknowledge that the Company and Shareholders will generally limit their review of the Purchaser to information publicly available in the Company's public filings available through the Securities and Exchange Commission's EDGAR platform, the Company and the Shareholders may receive during the Transaction information about the Purchaser that is not publicly available ("Purchaser Confidential Information"). Company and the Shareholders shall not disclose or use, and it shall cause their Representatives not to disclose or use, any Purchaser Confidential Information in any manner other than in connection with its evaluation of the transaction described in this LOI.

Except as and to the extent required by law, including requirements under the Securities Exchange Act of 1934, unless and until the completion of the purchase and sale is completed as herein contemplated, the Purchaser shall not disclose or use, and it shall cause its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to the Company furnished, or to be provided, to the Purchaser or its Representatives in connection therewith at any time or in any manner other than in connection with its evaluation of the transaction described in this LOI.

For purposes of this paragraph, "Confidential Information" means any information about the Company provided by the Company or its Representatives to the Purchaser or its Representatives; provided that it does not include information which (i) is generally available to or known by the public other than as a result of disclosure by the Purchaser or its Representatives or (ii) is obtained by the Purchaser from a source other than the Company which source to the knowledge of the Purchaser, was not under a duty of confidentiality when disclosure to the Purchaser was made.

If this LOI is terminated according to section 16 below, the Purchaser shall promptly on request return to the Company or destroy any Confidential Information in the Purchaser's possession.

The terms of this Confidentiality Section will survive the termination of this LOI and remain in effect for three (3) years from the date of this LOI.

13. Costs	Each party shall be responsible for and bear all its costs and expenses incurred in connection with the proposed transaction, including the expense of its respective Representatives incurred at any time in connection with pursuing or consummating the transaction

14. Announcement of Transaction	Except as and to the extent required by law, neither party shall, and each party shall direct its Representatives not to make any public comment, statement, or communication concerning the transaction described in this LOI or the existence of discussions or negotiations relating thereto, without the prior written consent of the other party. Concerning any legally required public statement, the disclosing party shall, to the extent practicable, provide the other party with prior notice of the statement and its contents.

15. Consents	The Parties shall cooperate and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any lenders or other third parties, if any, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreements.

16. Termination	This Letter may be terminated by:

● The mutual written agreement of the Purchaser, the Company, and the Company's Shareholders as applicable.

● The Purchaser upon written notice to the Company, and the Company's Shareholders and applicable Representatives; or

● The Company, the Company's Shareholders, and Company's Shareholder Representatives, as applicable, upon written notice to the Purchaser, if the Definitive Agreements have not been executed on or before Closing.

Upon termination of this LOI, the parties shall have no further obligations hereunder, except for their obligations under the Binding Provisions (Defined in Section 18), which shall survive any such termination.

17. Governing Law	This LOI and the Definitive Agreement shall be governed by the substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule, whether in the State of New York or any other jurisdiction, that would cause the laws of any jurisdiction other than the State of New York to apply.

The New York State and the United States Federal Courts located in New York County, New York shall have jurisdiction over all actions, suits, and proceedings arising out of or relating to this LOI and the Definitive Agreement.

18. Binding Effect	Other than the Binding Provisions, which are binding obligations of the parties, this LOI is not intended to and will not give rise to any binding legal obligations between the Company, the Company's Shareholders, and the Purchaser, which obligations will arise only upon the execution and delivery of mutually acceptable Definitive Agreements. The Parties acknowledge that material terms and conditions are not included herein but are expected to be included in the Definitive Agreements.

The Binding Provisions are Sections 9,12,14,16, and 17.

19. Language	The parties agree that this LOI and all related documents be drawn up in English only.
20. Counterparts	This LOI may be executed in counterparts, each of which shall be deemed an original and which together shall constitute the same instrument.

(Signature Page Follows)

If the preceding accurately reflects your understanding, please sign and return a copy of this letter to us, which will constitute our mutual understanding concerning the transaction contemplated in this letter.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Letter of Intent as of the date first written above.

Better For You Wellness, Inc.

/s/ Ian James
Name: Ian James Title: Chief Executive Officer

Mango Moi, LLC

/s/ Amanda Cayemitte	/s/ Yapo M'Be
Name: Amanda Cayemitte Title: Chief Executive Officer	Name: Yapo M'Be Title: Chief Operating Officer